UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 22, 2020
To our Stockholders,
Notice is hereby given that the 2020 Annual Meeting of Stockholders of Ollie’s Bargain Outlet Holdings, Inc. will be held solely online via webcast on June 22, 2020, at 10:00 a.m. Eastern Time, to:
1.	Elect Directors of the Board of Directors to hold office until the 2021 Annual Meeting of Stockholders;
2.	Approve a non-binding proposal regarding the named executive officer compensation;
3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2021.
We will also consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.
Our Board of Directors has fixed the close of business on April 27, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting of Stockholders and any adjournments or postponements thereof. We are again making our proxy materials available to you electronically in an effort to reduce the number of copies that we print.
Ollie’s continues to respond to the rapidly changing circumstances surrounding the COVID-19 pandemic. We determined to hold our Annual Meeting on a virtual-only basis in response to public health, travel, and safety concerns related to COVID-19. As a result, the entire meeting will occur online and there will be no physical location where stockholders can attend. You will be able to attend and participate in the Annual Meeting via a live audio webcast by visiting
www.virtualshareholdermeeting.com/OLLI2020.
You will be afforded the same rights and opportunities to participate as you would at an in-person meeting of stockholders. Please follow the procedures described on page 1 of the proxy statement.
Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting of Stockholders, whether or not you plan to attend the virtual meeting.
In response to the COVID-19 pandemic, and as of the date of this filing, Ollie’s has continued to operate its stores, providing much needed goods to our customers, while also working to protect the health and safety of our Associates, customers and supporting efforts to help communities around the country. As the duration and magnitude of the COVID-19 pandemic evolves, we also continue to adapt to better serve our customers and our Associates. Our executive team, with the support of our Board, has been meeting daily to assess and react to the ever changing situation, the impacts to our company and our stakeholders, and to better allow Ollie’s to continue to navigate this unprecedented situation.
BY ORDER OF THE BOARD OF DIRECTORS

Jay Stasz
Senior Vice President, Chief Financial Officer and Secretary

May 8, 2020

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
Proxy Statement - Table of Contents
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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 22, 2020
INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING
The Board of Directors (the “Board”) of Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s,” “we,” “us,” “our,” or the “Company”) is soliciting your proxy to be voted at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held solely via remote communications on June 22, 2020, at 10:00 a.m. local time, and any postponement or adjournment thereof.
Matters Considered at the Annual Meeting
At the meeting, stockholders will be asked to vote to: (1) elect four nominees named herein as Directors to hold office until the 2021 Annual Meeting; (2) approve a non-binding proposal regarding named executive officers compensation (3) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2021. The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.
Record Date; Stock Outstanding and Entitled to Vote
Holders of common stock as of the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 63,797,524 shares of common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.
Important Notice of Internet Availability Proxy Materials
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials as defined on page 2 of this Proxy Statement to most of our stockholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability. The Notice of Internet Availability was first mailed on or before May 13, 2020 to all stockholders of record as of the record date for the Annual Meeting, which was the close of business on April 27, 2020.
Participating in the Annual Meeting
Shareholders holding shares at the close of business on the record date may attend the virtual meeting and any adjournments or postponements thereof. To participate in the Annual Meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail.

Proxy Materials
Our Proxy Materials include:
•	This Proxy Statement;
•	A Notice of our Annual Meeting (which is attached to this Proxy Statement); and
•	Our 2019 Annual Report to Stockholders.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically. You should review the entire Proxy Statement and the 2019 Annual Report to Stockholders before you vote.
Quorum; Shares Held by Brokers
The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the Annual Meeting.
Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum.
If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting. If your broker does not receive instructions from you on how to vote your shares on a non-discretionary item, then the broker will not be able to vote your shares, which is known as a “broker non-vote.” The appointment of KPMG LLP (Proposal 3), is considered a discretionary item matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” or non-discretionary proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”
Required Votes on Proposals
Election of Directors. Proposal 1. The affirmative vote of the holders of a majority of the votes cast with respect to the director at the Annual Meeting is required to elect each nominee named herein as a director. Abstentions and broker non-votes will have no effect on this proposal.
Non-Binding Advisory Vote to Approve Named Executive Officer Compensation. Proposal 2. The affirmative vote of the majority of shares present in person or represented by proxy and voting on the subject matter at the Annual Meeting is required to approve this item. Abstentions count as a vote “against” and broker non-votes will have no effect on this proposal.
Ratification of the Selection of KPMG LLP. Proposal 3, relating to the ratification of the selection of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending January 30, 2021 will be approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at a meeting and voting on the subject matter. Abstentions will count as a vote against this proposal.
Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.
Although the advisory vote in Proposal 2 is non-binding, our Board will review the results of the vote and will take it into account in making determinations concerning our Named Executive Officer compensation.

How to Vote; Revocation of Proxies
Stockholders of record are requested to vote by proxy in one of three ways:
•	By telephone—Use the toll-free telephone number shown on the Notice of Internet Availability or any proxy card you receive;
•	By Internet—Visit the Internet website indicated on the Notice of Internet Availability or any proxy card you receive and follow the on-screen instructions;
•
By mail—If you request a paper proxy card by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card; or

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the Notice of Internet Availability and on any proxy card you receive. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholder instructions have been recorded properly. A control number, located on the Notice of Internet Availability or proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.
If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not vote electronically during the Annual Meeting at www.virtualshareholdermeeting.com/OLLI2020, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.
If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the Annual Meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.
Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.
If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.
Householding
Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact Robert Bertram, Vice President and General Counsel at Ollie’s Bargain Outlet Holdings, Inc., by written or oral request, at 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 or (717) 657-2300 ext. 2177.
If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice of Internet Availability relating to these proxy materials or copy of these materials themselves. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: (800) 937-5449, or (718) 921-8124.

Proxy Solicitation
The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Annual Report and Company Information
Our Annual Report to Stockholders, which contains consolidated financial statements for the fiscal year ended February 1, 2020 (“fiscal 2019”), is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for fiscal 2019 that was filed with the SEC, without charge, by writing to Ollie’s Bargain Outlet Holdings, Inc., Attn: Investor Relations and General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. These materials will also be available without charge at “Investor Relations” on our website at www.ollies.us.
Corporate Governance Highlights
Our Board is committed to continued evaluation and improvement of our governance practices, including as set forth under the section of this Proxy Statement entitled “Corporate Governance Matters,” in order to serve the long-term interests of the Company and our stockholders.
•	Our Board is comprised of all independent, non-employee directors other than our CEO;
•
Commencing at the 2019 Annual Meeting, the Board adopted majority voting for directors in uncontested elections with a resignation policy for directors who do not receive the support of a majority of our stockholders;

•	In fiscal 2019, our Board established a Nominating and Corporate Governance Committee comprised entirely of independent directors;
•
At our 2019 Annual Meeting of Stockholders, our stockholders approved a Board recommended proposal to amend our Certificate of Incorporation to declassify the Board beginning with this Annual Meeting and to be completed by the 2022 Annual Meeting of Stockholders;

•	At our 2019 Annual Meeting of Stockholders, our stockholders approved a Board recommended proposal to amend our Certificate of Incorporation to eliminate supermajority vote provisions;
•	Our Board is committed to improving Board diversity, and on May 4, 2020, we elected Alissa Ahlman to our Board;
•	All employees and directors are prohibited from hedging and pledging shares of Company stock;
•	Directors are required to notify the Board when the director’s principal occupation or business association changes substantially from the position held when the director originally joined the Board;
•
Directors are expected to limit on the number of other public-company boards on which they serve to four, unless otherwise approved by the Board, and Directors are asked to advise the Board Chair in advance of accepting an invitation to serve on a board of another for-profit company or significant not-for-profit enterprise. None of our Directors currently serves on more than two other public company boards; and

•	The Board and each of its committees conduct annual self-evaluations.

PROPOSAL 1—ELECTION OF DIRECTORS
On December 1, 2019, our President and Chief Executive Officer, Mark Butler, unexpectedly passed away. Mark Butler was one of the founders of Ollie’s and he is greatly missed. Upon his passing, the Board appointed John Swygert, who was serving as our Executive Vice President, Chief Operating Officer and Secretary at the time, as Interim President and Chief Executive Officer on December 2, 2019. The Board then elected John Swygert to the Board and named him President and Chief Executive Officer, effective December 10, 2019. The Board determined to appoint Rich Zannino as the Board’s Lead Independent Director while it continues to consider the appointment of a Board Chair and decide the most appropriate Board leadership structure for the Company.
Our Board currently consists of seven (7) directors. Our current Board members are Alissa Ahlman, Robert Fisch, Stanley Fleishman, Thomas Hendrickson, John Swygert, Stephen White, and Richard Zannino.
In light of the amendment of our Certificate of Incorporation approved by our stockholders on June 25, 2019 at the 2019 Annual Meeting to declassify our Board of Directors by the 2022 Annual Meeting of Stockholders, Alissa Ahlman, Robert Fisch, John Swygert, and Richard Zannino will be elected at the Annual Meeting for a one-year term, and they are expected to stand for re-election at our 2021 Annual Meeting of stockholders. Mr. Hendrickson, who was elected as a Class III director, is serving a term that continues through 2021, and he is expected to stand for re-election at the 2021 Annual Meeting for a one-year term. Messrs. White and Fleishman, who were elected as Class I directors, are serving a term that continues through 2022, and are expected to stand for re-election at the 2022 Annual Meeting of stockholders for a one-year term. Our Board will be fully declassified by the 2022 Annual Meeting.
In selecting director candidates for election at the Annual Meeting, our Nominating and Corporate Governance Committee and our Board considered whether the candidates possesses the required skill sets and fulfilled the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The following biographies describe the business experience of each director and nominee.
The nominees for election as Directors at the Annual Meeting are described below. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the candidates for election. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.
In the event that, in an uncontested election, any incumbent directors does not receive a majority of the votes cast in his or her favor, such director will promptly tender his resignation to the Board. Following the consideration of the recommendation of the Nominating and Corporate Governance Committee, the Board will decide whether to accept or reject the tendered resignation or whether other action should be taken. The Board will disclose its explanation within 90 days from the publication of the Board election results. The Nominating and Corporate Governance Committee and the Board may consider any factor deemed appropriate in deciding whether to accept or reject the tendered resignation.
Your Board unanimously recommends a vote “FOR” the nominees for Directors.

DIRECTORS AND DIRECTOR NOMINEES
NOMINEES FOR ELECTION AT THE ANNUAL MEETING
Term expires at 2021 Annual Meeting
Alissa Ahlman, 48, was elected to the Board on May 4, 2020. Ms. Ahlman was most recently the Chief Merchandizing Officer and Chief Design Officer for At Home Group, Inc. (“At Home”) a high growth, national big-box retailer specializing in home décor, furniture and seasonal products. Ms. Ahlman joined Garden Ridge in March 2008, prior to its rebranding to At Home in 2014. Ms. Ahlman was responsible for the merchandise transformation at At Home and was part of the executive leadership team that rebranded Garden Ridge to At Home, including its initial public offering in 2016. Ms. Ahlman held various roles in merchandising and merchandise planning until her retirement from At Home in December 2018. Before joining At Home, Ms. Ahlman served in merchandising roles at 99 Cents Only Stores LLC and Factory 2-U Stores, Inc.
Robert Fisch, 70, has served as a director since September 2015. He currently is President of RNF Group, a consulting company focused on the assessment and evaluation of retail and other business enterprises, as well as providing mentoring services to existing management of these companies, a position he has held since January 2017. Mr. Fisch is a featured ForbesBooks author, now publishing his book “FischTales: The Making of a Millennial Baby Boomer.” He served as the President, Chief Executive Officer and Chairman of the Board of rue21, inc., a large specialty apparel retailer, from June 2001 until October 2016. Mr. Fisch served as a member of the Board of Directors of the Children’s Place Retail Stores, Inc. from June 2004 until March 2013. From February 1987 to December 1999 he served as the President of Casual Corner Group, Inc. Mr. Fisch was selected to serve on our Board due to his strategic business acumen and experience as a corporate director of publicly-traded retail companies.
John Swygert, 51, has been our Chief Executive Officer and President since December 2019. Prior to this appointment, Mr. Swygert was our Executive Vice President and Chief Operating Officer since January 2018. Mr. Swygert joined Ollie’s in March 2004 as our Chief Financial Officer and was later promoted to Executive Vice President and Chief Financial Officer in 2011. Mr. Swygert has worked in discount retail as a finance professional for over 27 years. Prior to joining Ollie’s, Mr. Swygert was Executive Vice President and Chief Financial Officer at Factory 2-U Stores, Inc. He held several positions while at Factory 2-U Stores, Inc. from 1992, ranging from Staff Accountant, Assistant Controller, Controller, Director of Financial Planning and Analysis, Vice President of Finance and Planning, and Executive Vice President and Chief Financial Officer. Mr. Swygert also previously worked for PETCO Animal Supplies, Inc. in Business Development and Financial Analysis. He serves on the Board of Directors of Truck Hero Holdings, Inc, a privetley held company, since 2018.
Richard Zannino, 61, has served as a director since September 2012. Mr. Zannino is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. Mr. Zannino serves on the Boards of Directors of The Estée Lauder Companies Inc. (NYSE: EL) and IAC/InterActiveCorp. (Nasdaq: IAC). Mr. Zannino was selected to serve on our Board due to his past leadership experience, strong finance and management background in the retail industry and his wide-ranging experience investing in and serving as a director for a diverse group of private and public companies.
To be elected, each of our nominees must receive the affirmative vote of the holders of a majority of the votes cast with respect to such nominee at the Annual Meeting.
As discussed above, our Board will be fully declassified over a three-year period beginning at this Annual Meeting.

OTHER DIRECTORS NOT UP FOR ELECTION AT THE ANNUAL MEETING
Class III Directors
Term expires at 2021 Annual Meeting
Thomas Hendrickson, 65, has served as a director since March 2015. Mr. Hendrickson was most recently the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer for Sports Authority Inc., a sporting goods retailer, from August 2003 until his retirement in February 2014. Prior to joining Sports Authority Inc., Mr. Hendrickson was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Gart Sports Company from January 1998 until the time of its merger with Sports Authority Inc. in August 2003. Mr. Hendrickson is currently a director and the Chairperson of the audit committee of the Board of Directors of O’Reilly Automotive, Inc. (Nasdaq: ORLY). We believe that Mr. Hendrickson’s financial, accounting, acquisition and business experience qualify him to serve as one of our directors.
Class I Directors
Term expires at 2022 Annual Meeting
Stanley Fleishman, 68, has served as a director since March 2013. Mr. Fleishman has been the Executive Chairman of Jetro/Restaurant Depot Group, a nationwide wholesale cash and carry food distributor, since 2017, prior to which he held the position of Chief Executive Officer since 1992, and prior to that was Chief Financial Officer. Prior to joining Jetro/Restaurant Depot Group, Mr. Fleishman was the Chief Executive Officer of Dion Stores, a South African retail chain, from 1982-1985. He holds an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Fleishman’s broad management expertise and his knowledge of the wholesale retail industry qualify him to serve as one of our directors.
Stephen White, 65, has served as a director since July 2016. Mr. White was most recently the Chief Logistics Officer at Dollar Tree, Inc. from April 2003 until his retirement in May 2016. Mr. White first joined Dollar Tree in 1994, and was responsible for building the logistics division during his tenure at the company. Prior to joining Dollar Tree, Mr. White served as Director of Transportation and Administration and held various other distribution and transportation positions at Ames Department Stores from 1986 to 1994. Prior to Ames, Mr. White held several transportation and supply chain positions with a number of companies, including LyphoMed Pharmaceuticals, Eastern Airlines, Incom International, and Shell Oil Company. Mr. White holds a Bachelor’s of Science in Business Administration with dual majors in Transportation and Distribution Management, and Finance and Insurance from Northeastern University. Mr. White’s extensive experience in logistics and financial matters qualify him to serve as one of our directors. Mr. White also consults in the field of global logistics on a part-time basis.

EXECUTIVE OFFICERS
Set forth below are biographical summaries of our executive officers as of the date of this Proxy Statement. See “Proposal 1—Election of Directors” above for information about Mr. Swygert, who serves as our President and Chief Executive Officer.
Name	Age	Position(s)
John Swygert	51
President and Chief Executive Officer (effective December 10, 2019); named former Interim President and Chief Executive Officer (on December 2, 2019); former Executive Vice President, Chief Operating Officer and Secretary until December 2, 2019

Jay Stasz	53	Senior Vice President and Chief Financial Officer
Kevin McLain	54	Senior Vice President, General Merchandise Manager
Robert Bertram	51	Vice President, General Counsel
Jay Stasz has been our Senior Vice President and Chief Financial Officer since January 2018. Mr. Stasz joined Ollie’s in November 2015 as Senior Vice President of Finance and Chief Accounting Officer. Prior to joining Ollie’s, Mr. Stasz served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Mr. Stasz held numerous leadership roles at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller since 1998. Prior to joining Sports Authority, Mr. Stasz worked as a Senior Accountant in the audit department with Deloitte.
Kevin McLain has been our Senior Vice President, General Merchandise Manager since May 2014. From May 2011 to May 2014, Mr. McLain was a Senior Vice President with Variety Wholesalers, where he was Senior Vice President, General Merchandise Manager of Hardlines. From January 1997 to May 2011, Mr. McLain held the position of Vice President, Merchandise Manager with Anna’s Linens, a textile and home goods retailer based in Costa Mesa, California. Prior to his position with Anna’s Linens, Mr. McLain served in various managerial roles for the Target Corporation.
Robert Bertram has been our Vice President and General Counsel since April 2014. Prior to joining Ollie’s, Mr. Bertram was a practicing attorney in Harrisburg, Pennsylvania. Immediately prior to joining Ollie’s, and from June 2010 to April 2014 Mr. Bertram practiced at the law firm of McNees Wallace & Nurick LLC. He began serving as our Assistant Secretary in September 2012 while at the McNees firm.
Each of our executive officers serve at the discretion of our Board without specified terms of office.
CORPORATE GOVERNANCE MATTERS
Director Independence
Pursuant to our Corporate Governance Guidelines and Principles, the Board is required to affirmatively determine whether our directors are independent under the Nasdaq Stock Market (“Nasdaq”) corporate governance listing standards.
During its review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. As a result of this review and based on the recommendation of the Nominating and Corporate Governance Committee, the Board affirmatively determined that Directors Ahlman, Fisch, Fleishman, Hendrickson, White, and Zannino are independent directors under the applicable Nasdaq rules.
Committees of the Board
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee that was formed in April 2019. Our Board has adopted charters for each of its standing committees. Current copies of our committee charters are posted on our website at www.ollies.us.
Audit Committee
The current members of the Audit Committee are Messrs. Hendrickson, Fleishman and White. The Board has determined that Mr. Hendrickson is an “audit committee financial expert” as defined in Item 407(d)(5) of

Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee. Messrs. Hendrickson, Fleishman and White meet the definition of “independent director” for purposes of serving on our Audit Committee under applicable SEC and Nasdaq rules.
The Audit Committee, among other things (i) monitors and oversees our accounting and financial reporting processes, and the integrity of the corporate accounting and financial reporting processes and financial information, including financial statements; (ii) reviews our compliance with legal and regulatory requirements; (iii) oversees our processes relating to risk management, including cyber risk; (iv) oversees our conduct and systems of internal control over financial reporting and disclosure controls and procedures; (v) oversees the annual audit of the Company’s financial statements; (vi) evaluates the independent registered public accounting firm’s qualifications, engagement, compensation and independence; and (vii) monitors the performance of the Company’s independent registered public accounting firm as well as any other public accounting firm engaged to perform other audit, review, or attest services.
The Audit Committee met four (4) times during fiscal 2019. The Audit Committee meets with our independent registered public accounting firm without management present on a regular basis.
Compensation Committee
The current members of the Compensation Committee are Messrs. Zannino and Fisch. All members of the Compensation Committee meet all applicable independence standards under Nasdaq corporate governance standards.
The Compensation Committee (i) reviews and approves appropriate compensation of our Chief Executive Officer and our other executive officers, (ii) oversees management succession planning, (iii) reviews and approves employment arrangements with our executive officers, (iv) administers equity and non-equity compensation plans and programs, (v) evaluates and recommends to the Board appropriate forms and amounts of director compensation, and (vi) prepares the annual report of the Compensation Committee. When required by applicable SEC rules, it will also recommend to the Board the frequency of the say-on-pay vote.
The Compensation Committee also reviews and recommends to the Board the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. The Compensation Committee has sole decision-making authority with respect to all compensation recommendations for our executive officers, subject to further action of the Board as the Board shall determine.
To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. During fiscal year 2019, our compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), a consulting firm, to advise on director compensation and chief executive officer compensation following the passing of Mr. Butler.
The Compensation Committee met four (4) times in fiscal year 2019. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members.
Nominating and Corporate Governance Committee
Consistent with our Board’s review of our corporate governance principles and focus on promoting certain governance best practices, our Board established the Nominating and Corporate Governance Committee on April 25, 2019. The current members of the Nominating and Corporate Governance Committee are Ms. Ahlman, Messrs. Fisch, Fleishman, Hendrickson, White and Zannino. All members of the Nominating and Corporate Governance Committee meet the applicable independence standards under Nasdaq corporate governance standards.
The Nominating and Corporate Governance Committee, among other things (i) manages the process of identifying and screening potential director candidates to the Board, including candidates recommended by stockholders and filling vacancies consistent with the criteria approved by the Board; (ii) recommends director candidates to the Board; (iii) reviews the effectiveness of and recommends modifications as appropriate to the Company’s process and criteria (including experience, qualifications, attributes, diversity or skills in light of the Company’s business and structure) used to evaluate Board membership and director independence; (iv) reviews disclosures concerning director and nominee’s experience, qualifications, attributes or skills that led to the decision that each director or nominee should serve as a director; (v) evaluates and makes a recommendation to the Board whether directors qualify as independent; (vi) reviews periodically the committee structure and leadership and recommends any changes to the Board; (vii) reviews the design of new director orientation and continuing education for all directors in conjunction with Company management; and (viii) develops the methodology for annual self-evaluations of the Board, its committees and management.
In recommending director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.
Stockholders may submit recommendations for consideration to the Nominating and Corporate Governance Committee, which will be evaluated using substantially the same criteria as applied to recommendations of directors and members of management, by providing the person’s name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Ollie’s Bargain Outlet Holdings, Inc., Attn: The Board of Directors, the Nominating and Corporate Governance Committee, 6295 Allentown Blvd., Suite 1, Harrisburg, Pennsylvania 17112. No potential director nominees were recommended by stockholders in 2019.
To assist it in performing its duties, the Nominating and Corporate Governance Committee has the authority to engage outside consulting firms.
The Nominating and Corporate Governance Committee was established on April 25, 2019 and met two (2) times in fiscal 2019.
Director Nominations
Our Director nominees up for election at this Annual Meeting are recommended to our Board for election by our Nominating and Corporate Governance Committee and nominated for election by the Board.
As noted above, our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). In general, in identifying and evaluating nominees for director, our Board considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.
Our Board believes that a diversity of viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender are meaningful for Board function. Accordingly, although the Company does not have a separate policy specifically governing diversity, our Nominating and Corporate Governance Committee is focused on identifying highly qualified diverse candidates and will consider, among other factors, the extent to which a candidate would result in increased diversity of the Board. The Nominating and Corporate Governance Committee and the Board intends to continue to search for candidates who would enable the Board to become more diverse in terms of gender and ethnicity, and any director candidate so identified who also possesses the required skill sets and fulfills the Board’s established qualification requirements will be presented to the Nominating and Corporate Governance Committee for consideration.
Board Role in Risk Oversight
Our Board and management continually monitor the material risks facing our Company, including, but not limited to financial risk, strategic risk, operational risk, and legal and compliance risk, as well as risks the Company is facing related to the ongoing COVID-19 pandemic. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial, regulatory, cyber and other enterprise level risks confronting the Company. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.
Compensation Risk Analysis
The Compensation Committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking and conducts, annually, a formal review, in conjunction with Pearl Meyer, of all of its incentive programs for executives and employees. After conducting this review, the Committee has concluded that our compensation programs are not reasonably likely to incentivize employee behavior that would result in any material adverse effect on the Company.
Board Leadership Structure
Our Board understands there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Until his untimely passing, Mr. Butler served as our Chief Executive Officer and as the Chairman of our Board. Our Board believed it was in the Company’s best interests to have Mr. Butler serve as Chairman of our Board and as Chief Executive Officer. The Board has determined to appoint Richard Zannino as our Lead Independent Director while it continues to consider the appointment of a Chair to the Board and the appropriate leadership for the Board.
Our Lead Independent Director is appointed by the independent members of our Board, with the following responsibilities:
•	Presiding at all meetings of the Board, including executive sessions of the independent directors;
•	Serving as liaison between the CEO and the independent directors;
•	Approving information sent to the Board;
•	Approving meeting agendas for the Board;
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Calling meetings of the independent directors; and
•	If requested by major shareholders, ensuring that he is available for consultation and direct communication.
Attendance at Meetings
It is our policy that each director must be prepared to devote the time required to prepare for and attend Board meetings and fulfill their responsibilities effectively. Our Directors may not serve on more than four other public company boards, but none of our Directors currently serves on more than two other public company boards.
In fiscal 2019, the Board held five (5) meetings and took action by unanimous written consent from time to time. All incumbent directors attended 100% of (i) the total number of meetings of the Board (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).
We do not, as a general matter, require our Board members to attend our Annual Meetings of stockholders. None of our Directors attended the 2019 Annual Meeting of Stockholders.
Executive Sessions
Executive sessions of our independent directors are held regularly.
Stockholder and Other Interested Party Communications with the Board
Stockholders and other parties interested in communicating directly with the Board as a group may do so by writing to the Board, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. The General Counsel will review all correspondence and regularly forward to the Board all such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires Board attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through the submission of a written statement to the General Counsel or the Audit Committee.
Stockholders and other parties interested in communicating directly with Mr. Hendrickson, as Chairman of the Audit Committee, may do so by writing to Mr. Thomas Hendrickson, Chairman, Audit Committee, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
Corporate Governance Guidelines and Principles
We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board, the composition and operating principles of our Board and its committees and our Board’s working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.ollies.us.
Equity Compensation Plan Information
The following table sets forth, as of February 1, 2020, certain information related to our equity compensation plans under which our common stock may be issued.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders	3,406,238(1)	$19.83(2)	3,312,540(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,406,238	$19.83	3,312,540
(1)
Includes 1,993,234 outstanding options granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and 1,235,458 outstanding options and 177,546 non-vested Restricted Stock Units (“RSUs”) granted pursuant to our 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Equity Plans”). See Note 9 to our audited financial statements for fiscal year 2019 included in our Annual Report on Form 10-K for additional information regarding our Equity Plans.

(2)	Represents the weighted average price of outstanding stock options and does not take into account RSUs granted under the 2015 Plan.
(3)	All shares of common stock reserved for future issuance are reserved for issuance under the 2015 Plan.

COMPENSATION OF NON-EMPLOYEE DIRECTORS AND
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Board, based upon the recommendation of the Compensation Committee, has set non-employee director compensation at the median level for the peer group identified by its compensation consultant, Pearl Meyer.
Pearl Meyer benchmarked our non-employee director compensation during fiscal 2019 based upon our peer group established in 2017 and compared against the National Association of Corporate Directors Survey. As further described below, based on the recommendation of Pearl Meyer, our Compensation Committee determined, and the Board approved, that both the level and form of non-employee director compensation should be increased to the median of general industry companies with revenues of between $650 million to $1.3 billion.
For fiscal 2019, the annual cash retainers for non-employee directors was $60,000 and was increased to $75,000 effective at the third quarterly meeting of the Board in fiscal 2019. Non-employee directors also receive annual awards of restricted stock units, which vest one year from the grant date. For fiscal 2019, the value of the annual equity award was $85,000, and beginning in 2020, our non-employee director annual equity award was increased to $100,000. The increases to director compensation were based on the Pearl Meyer benchmark study conducted in fiscal 2019.
We also implemented non-employee director stock ownership guidelines in connection with such compensation increases. Non-employee director stock ownership guidelines require the non-employee director to maintain four (4) times their annual cash retainer and to meet the requirement within five (5) years.
The Audit Committee Chair receives an additional cash retainer of $20,000, and the Compensation Committee Chair receives an additional cash retainer of $15,000. Committee member retainers are $10,000 per year for Audit Committee members and $7,500 per year for Compensation Committee members. Cash compensation is paid in quarterly installments to those eligible to receive it. We also reimburse each of our directors for direct travel expenses incurred in connection with attendance at meetings of the Board and its committees.
Director Compensation for Fiscal Year 2019
The following table sets forth the information concerning all compensation paid by the Company during fiscal 2019 to our non-employee directors.
Name	Fees earned or paid in cash	Stock awards(1)	Total
Robert Fisch	$75,000	$85,000	$160,000
Stanley Fleischman	77,500	85,000	162,500
Thomas Hendrickson	87,500	85,000	172,500
Stephen White	77,500	85,000	162,500
Richard Zannino	82,500	85,000	167,500
(1)
Represents the aggregate grant date fair value for stock awards granted in fiscal 2019, determined in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation – Stock Compensation excluding the effect of estimated forfeitures. As of February 1, 2020, Messrs. Fisch and Fleishman both held 6,250 options and 1,064 RSUs, Mr. Hendrickson held 25,750 options and 1,064 RSUs, Mr. White held 1,064 RSUs, and Mr. Zannino held 893 RSUs, each granted in connection with each director’s Board service.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our median employee and the annual total compensation of John Swygert, who was appointed Interim President and CEO on December 2, 2019 and President and CEO on December 10, 2019. In accordance with SEC rules, we have chosen to annualize the annual total compensation of Mr. Swygert, rather than combining the compensation provided to Mr. Butler and Mr. Swygert during the time that each of them held such position.
The 2019 annual total compensation of the median compensated employee, other than our CEO, John Swygert, was $14,342. Mr. Swygert’s 2019 annual total compensation, annualized to account for the portion of the year that he was not CEO was $3,172,846. The ratio of these amounts is 221 to 1.

To identify the median compensated employee, we analyzed employees as of February 2, 2018. We used total cash compensation, including base salary (and overtime and allowances as applicable) for fiscal year 2017, with salaries annualized for those permanent employees who did not work for the full year as our consistently applied compensation measure. Reasonable estimates of cash compensation were made for those employees who were hired during 2017 using current base salary and any overtime or allowances paid during 2017. As the change in compensation of the employee identified for 2017 would result in a significant change in the Company’s pay ratio, for purposes of this disclosure and as permitted by SEC rules, for 2018 we identified an employee whose consistently applied compensation measure in 2018 was substantially similar to that of the employee identified in 2017. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee. The median employee did not change from employee identified in 2018. Other than the passing of Mark Butler, there were no changes in our employee population or compensation arrangements that would have significantly affected our pay ratio calculation.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported herein, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2 –
NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFCIER
COMPENSATION
Ollie’s seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers (the “Named Executive Officers” or “NEOs”) as described in the Compensation Discussion and Analysis section beginning below. This vote is commonly known as “Say-on-Pay,” and the Compensation Committee of the Board has adopted a policy of providing for an annual Say-on-Pay vote.
We encourage you to read the Compensation Discussion and Analysis and Compensation Table sections to learn more about our executive compensation programs and policies. The Board believes that its 2019 compensation decisions and our executive compensation programs align the interests of the stockholders and executives while emphasizing variable, at-risk compensation largely tied to company performance goals and balancing both long- and near-term objectives.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the Named Executive Officers. While this “Say-on-Pay” vote is advisory in nature, it will not be binding on Ollie’s or the Board. However, our Board will carefully consider the outcome of this vote and the discussions with investors when making future executive compensation arrangements. We will disclose how many stockholders voted “For” or “Against” the following resolution and how many stockholders abstained from voting.
The Board recommends that shareholders vote in favor of the following resolution:
“Resolved, that Ollie’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Ollie’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
Your Board unanimously recommends a vote “FOR” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The compensation arrangements and decisions described in this Compensation Discussion and Analysis were made prior to the global outbreak of the COVID-19 pandemic, and as of the filing of this Proxy Statement, it is premature to describe actions that the Compensation Committee may or may not undertake with respect to compensation during the Company’s 2020 fiscal year. During this unprecedented time, the Compensation Committee’s long-standing principles will guide its decision-making process. As the global COVID-19 pandemic evolves and the economic circumstances continue to develop, the Compensation Committee will monitor the situation and review and consider the Company’s executive compensation program and practices as it determines to be in the best interests of the Company’s stockholders, and where appropriate, other stakeholders.
The Compensation Committee is committed to providing a compensation program for our executives that is aligned with the strategic direction of our business and rewards executives for creating value for our shareholders. This compensation discussion and analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our named executive officers (“NEOs”), who are the two persons that served as Chief Executive Officer during fiscal 2019, our Chief Financial Officer, and our three other most highly compensated executive officers, was determined in 2019.
Our NEOs for fiscal 2019 are as follows:
Name	Position
John Swygert	President and CEO (effective December 10, 2019); previously named Interim President and CEO on December 2, 2019; previously Executive Vice President, Chief Operating Officer and Secretary
Jay Stasz	Senior Vice President and Chief Financial Officer
Omar Segura	Senior Vice President, Store Operations
Kevin McLain	Senior Vice President, General Merchandise Manager
Rob Bertram	Vice President, General Counsel
Mark Butler	President and CEO (until his passing on December 1, 2019)
As described above, on December 1, 2019, our President and Chief Executive Officer, Mark Butler, unexpectedly passed away. Upon his passing, the Board appointed John Swygert as Interim President and Chief Executive Officer on December 2, 2019. The Board then elected John Swygert to the Board and named him President and Chief Executive Officer, effective December 10, 2019. Mr. Segura retired and separated from employment with the Company, effective as of the close of business May 1, 2020.
Executive Summary
In fiscal 2019, we compensated our NEOs through a combination of base salary and annual cash incentive bonuses as well as grants of stock options and RSUs pursuant to our Equity Plans. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, life insurance, automobile allowances, group term life insurance and group health insurance, including medical, dental and vision insurance.
Fiscal Year 2019 Performance Highlights
•	We reported a 13.4% increase in net sales to $1.408 billion and a 2.1% decrease in comparable store sales from a 4.2% increase in the prior year;
•	We grew our store base 13.9% and ended the year with 345 stores in 25 states;
•	Net income increased 4.5% to $141.1 million and net income per diluted share increased 4.4% to $2.14; and
•	Adjusted EBITDA increased 6.7% to $196.0 million.
Fiscal Year 2019 Compensation Highlights
Our compensation program for the NEOs is driven by the need to recruit, develop, motivate and retain top talent both in the short- and long-term and align the interests of NEOs and shareholders.

Base Salaries: As discussed below under “Elements of our Compensation Program and Benefits Programs”—“Base Salary,” six of our NEOs, Messrs. Butler, Stasz, Swygert, Segura, McLain and Bertram received base salary increases in fiscal 2019.
Annual Incentive Program
For participants in the annual incentive bonus plan (the “Incentive Bonus Plan”), the annual incentive bonus is based on the salary of the individual, and a sliding scale that is consistent with their position with the Company or set out in their respective Employment Agreements. Our Incentive Bonus Plan is based on the level of Company performance against a target that is approved by the Board on an annual basis, based on a target Adjusted EBITDA (the “Target Adjusted EBITDA”). In the event that the Company does not exceed a threshold of 85% of the Target Adjusted EBITDA, no bonus will be paid. The maximum bonus is payable upon achievement of at least 115% of Target Adjusted EBITDA. Between 85% and 115% of target, payouts are calculated based on linear interpolation between such amounts. For fiscal year 2019, our Adjusted EBITDA of $196.0 million was approximately 10% below the Target Adjusted EBITDA of $216.8 million, resulting in payouts for our NEOs at 36.7% of their Target Bonus. For a discussion of how we calculate Target Adjusted EBITDA and our NEOs payouts for the 2019 Incentive Bonus Plan, see “Elements of Our Executive Compensation and Benefits Programs–Annual Incentive Compensation,” below.
Long-Term Incentive Program
For 2019, we granted long-term equity awards in the form of time-vested stock options and RSUs. The stock options vest ratably over four years. See “Elements of our Executive Officer Compensation and Benefits Program—Long Term Equity Incentive Compensation,” below.
Compensation Practices
Since we became a public company in July 2015, we have sought to adhere to key governance practices that reflect our compensation philosophy and support long-term company success while helping to mitigate compensation risks.
What we do		What we don’t do
☑	Majority of compensation is incentive-based and at risk tied to company performance	X	No guaranteed incentive payments
☑	Engage independent compensation consultants	X	No 280G excise tax gross-ups
☑	Engage in peer group benchmarking	X	No pension or retirement plans
☑	Due diligence in setting compensation targets and goals	X	No option repricing
☑	Periodically assess the compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company	X	Perquisites are not a substantial portion of our NEO pay packages
☑	Provide reasonable severance protection in our employment agreements with double trigger protections upon a change in control	X	No hedging or pledging of company stock permitted by directors or any company employees
☑	Double trigger change-in-control payments	X	No single trigger change in control arrangement
☑	Clawbacks of equity compensation in the event of a restatement
☑	Stock ownership guidelines
Role of the Compensation Committee, Management and Consultant
Compensation Committee
Our Board has delegated administration of our executive compensation program to the Compensation Committee, which among other things reviews the performance of our NEOs and makes determinations and decisions on their compensation programs, including the components, mix and targeted amounts. In evaluating and making determinations about the Company’s compensation programs and policies, the Compensation Committee considers, among other things, performance, the Company’s risk profile, recommendations of the compensation consultant, compensation levels among our peers, and the results of the most recent “say-on-pay” vote of our stockholders. As described in more detail in this Proxy Statement under “Corporate Governance - Compensation Committee,” the Compensation Committee operates under a written charter, which sets out its roles and responsibilities regarding executive compensation. Since the date of our IPO, all members of the Compensation Committee have met all applicable independence standards under Nasdaq corporate governance standards.
Management
The CEO provides input as to the other NEOs’ performance and recommends compensation adjustments for executives other than himself. Ultimately, all decisions with respect to NEO compensation are made by the Compensation Committee.
Compensation Consultant
To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our Compensation Committee has engaged Pearl Meyer as its independent compensation consultant, to advise on director and executive officer compensation since we began preparing for our IPO in early 2015. In fiscal year 2019, Pearl Meyer provided assistance to the Compensation Committee with respect to director and CEO compensation matters.
The Compensation Committee has sole discretion to engage, retain, obtain the advice of, terminate and determine funding for the compensation consultant and is directly responsible for the appointment, compensation and oversight of the compensation consultant’s work.
The Compensation Committee has examined the independence of Pearl Meyer under factors contained in the SEC rules and Nasdaq listing standards and determined that Pearl Meyer is independent and concluded that its work for us does not raise any conflict of interest.
Compensation Philosophy
Our executive compensation programs are designed to accomplish the following principles:
•	align with and support the strategic direction of our business;
•	to link pay with overall company performance and reward executives for behaviors which drive shareholder value creation; and
•	to be financially efficient and affordable.
We have reviewed the competitiveness of compensation provided to our NEOs, and do not target a specific market level for the competitiveness of any individual element of compensation or for the program as a whole. However, we consider target compensation at levels that are competitive with other retail comparators.
Pay Mix
Our pay mix is driven by our compensation philosophy as well as each NEO’s role and strategic value to the organization. A significant amount of each NEO’s compensation is at risk, with particular focus on long-term equity incentives (options and RSUs) that align the interests of our executives with those of our shareholders.

Peer Group
In 2017, Pearl Meyer completed a study to evaluate the Company’s peer group against the Company’s revenue and market cap and adopted a peer group of 17 companies based on the revenue and market cap of the Company. We believe this peer group continues to appropriately reflect our unique market cap to revenue size ratio, high growth profile and business characteristics.
Aaron’s	Lumber Liquidators Holdings, Inc.
At Home Group, Inc.	The Michaels Companies, Inc.
Big Lots, Inc.	Oxford Industries, Inc.
Boot Barn Holdings, Inc.	Party City Holdco Inc.
Conn’s, Inc.	Perry Ellis International Inc.[1]
Five Below, Inc.	RH
Floor & Décor Holdings, Inc.	Sleep Number Corporation
Fred’s, Inc.	Tuesday Morning Corporation
Kirkland’s Inc.
(1)	Became a private company in October 2018.
Elements of Our Executive Compensation and Benefits Programs
Base Salary
The Compensation Committee considers what salaries must be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments only when necessary based on individual and Company performance.
We provide a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance. In addition, salary is based on experience, industry knowledge, duties and scope of responsibility as well as the competitive market for talent.
In April 2019, each of our NEOs received increases to their base salaries as follows: Mr. Butler (4.91%); Mr. Swygert (5.00%); Mr. Stasz (6.67%); Mr. Segura (2.42%); Mr. McLain (5.05%); Mr. Bertram (2.44%). Mr. Swygert also received a salary increase in connection with his appointment as CEO in December 2019.
Annual Incentive Compensation
In March 2019, the Compensation Committee approved the performance targets and potential bonus payouts for our NEOs for the 2019 fiscal year under our Incentive Bonus Plan. The Compensation Committee determined that, consistent with prior years, a main business objective to incentivize our management was to focus on increasing our Adjusted EBITDA, which was used as the basis for the Incentive Bonus Plan for our NEOs.
To calculate payouts under the Incentive Bonus Plan, the Company’s Adjusted EBITDA is assessed relative to performance targets (see targets for the 2019 fiscal year provided below). Bonus payouts range from 0% of the NEO’s base salary if threshold performance (85% of the Adjusted EBITDA) is not exceeded to 200% of the NEO’s base salary if maximum performance (115% of the Adjusted EBITDA) is achieved. When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum. The level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the Compensation Committee to be reflective of truly outstanding performance.
We define EBITDA as net income before net interest income or expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash items of stock-based compensation expense and certain purchase accounting items, and a gain on an insurance settlement. EBITDA and Adjusted EBITDA are non-GAAP measures and may not be comparable to similar measures reported by other companies. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – EBITDA and Adjusted EBITDA” on page 36 of our Annual Report on Form 10-K, filed with the SEC on March 25, 2020.

The Adjusted EBITDA targets and potential payouts under the Incentive Bonus Plan for fiscal 2019 for each NEO, as well as performance achieved, were as follows based on actual achievement of $196.0 million Adjusted EBITDA or approximately 90% of the Target Adjusted EBITDA ($216.8 million):
Executive	Threshold Payout (% of Base)	Target Payout (% of Base)	Maximum Payout (% of Base)	Resulting Payout
John Swygert	0%	100%	200%	$158,401(1)
Jay Stasz	0%	50%	100%	$58,139
Omar Segura	0%	50%	80%	$58,275
Kevin McLain	0%	50%	80%	$47,415
Rob Bertram	0%	40%	60%	$30,801
Mark Butler	0%	100%	200%	$0(2)
(1)
Amount is based on actual salary paid to Mr. Swygert during fiscal 2019 and is based on his previous bonus target as COO of between 75% and 150% of his salary at the time, until December 10, 2019, and his CEO target and salary after that time.

(2)	As we discussed herein, Mr. Butler passed away unexpectedly in December 2019 and the Company did not pay a 2019 bonus.
Long-Term Equity Incentive Compensation
Equity awards under the Company’s 2015 Plan, are a vital piece of our total compensation package. Equity awards are intended to compensate NEOs for sustained long-term performance, align the interests of our NEOs and shareholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms. In fiscal 2019, we granted RSUs and stock options. Levels, mix and frequency of awards are determined by the Compensation Committee, and are designed to reflect each recipient’s level of responsibility and performance. Vesting of RSUs differs by individual based on their length of service with the Company. Through and including fiscal 2019, employees with less than 10 years of service were awarded RSUs that cliff vest after four years (“Non-Tenured Employee RSU Vesting”). Employees with 10 years or more years of service are awarded RSUs that vest ratably over four years (“Tenured Employee RSU Vesting”). As an employee gains tenure, they become eligible for the Tenured Employee RSU Vesting. Beginning in fiscal 2020, the Board determined to issue RSUs solely with ratable vesting, regardless of an employee’s tenure.
Fiscal Year 2019 Grants
Our long-term equity incentive program for fiscal 2019 was designed to generally deliver 50% of long-term equity value in RSUs and 50% in stock options for our NEOs. We believe awarding a significant percentage of pay in the form of long-term equity fosters strong alignment between executive and shareholder interests.
Grant values were determined in accordance with our philosophy of providing competitive total compensation level, with a heavier emphasis on variable long-term pay.
As part of his promotion to President and Chief Executive Officer, Mr. Swygert was granted 54,915 options, which vest in four equal installments on each anniversary date of the grant, December 10, 2019. Mr. Swygert was also granted 16,584 RSUs, which vest in four equal installments on each anniversary date of the grant, December 10, 2019, subject to continued service through each applicable vesting date.
Option and RSU Awards granted to our NEOs are reflected below in the “Fiscal 2019 Grants of Plan Based Awards” Table.
Restricted Stock Units
RSUs directly align NEOs’ and shareholders’ interests over a longer-term period and are a very important retention component of our compensation program. RSUs vest over four years, or cliff vest on the fourth anniversary of date of grant for those employees with fewer than ten years of service. See also “Fiscal Year 2019 Compensation Highlights, Long Term Incentive,” above.
Stock Options
Stock options have traditionally been granted as a component of our long-term incentive program and continue to be a valuable vehicle designed to align NEOs’ and shareholders’ interests over a longer-term period. Stock options are granted at no less than fair market value and only have value to the extent of that our stock price increases. Stock options vest ratably over a four-year period.
Retirement, Health and Welfare Benefits and Other Perquisites
The majority of our compensation is in the form of base salary, Incentive Bonus Plan and long-term incentives with minimal perquisites provided. Our NEOs are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, and our 401(k) Retirement Savings Plan. We provide vacation and paid holidays to our NEOs. Generally, our NEOs participate in these plans and programs on the same or similar basis as are offered to our other senior employees.
Recoupment Policy
Pursuant to our 2015 Plan, any cash or equity-based awards based on financial statements that are subsequently required to be restated may be recouped to the extent that the restated incentive payments would be decreased. This policy is intended to comply with any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Act as applicable.
Hedging and Pledging Policy
Our Policy on Insider Trading explicitly prohibits all employees and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities on hedging or pledging of any of our company stock.
Stock Holding Requirements
Beginning in March 2017, our Board has adopted ownership guidelines, which were amended in March 2018 and amended again in March 2020:
Executive Level	Multiple of Salary Requirement
CEO	5x Salary
CFO	2x Salary
Other Executives	2x Salary
Board of Directors	4x Annual Cash Retainer
For purposes of meeting this policy, ownership includes:
•	Actual stock owned;
•	Vested in-the-money stock options net of an assumed 40% tax rate;
•	Vested Restricted Stock;
•	Outside purchases or holdings of Company stock; and
•	Shares beneficially owned by the family members of Covered Executive.
Executives covered by the policy have five (5) years to meet the guidelines established by it. However, during the period that a person covered by the policy has not met the standards set by the policy, covered executives are encouraged to hold 50% of the shares unrealized from vesting or exercise of shares or stock options on a post-tax, net share basis. In addition to the established guidelines, other guidelines regarding the length of time an executive must attain the guideline along with the respective holding requirements are established within the policy.
The Compensation Committee assesses progress toward meeting ownership expectations on an annual basis, measured on the last day of the fiscal year. Management communicates with the Compensation Committee the covered person’s progress toward increasing his or her ownership position. As of February 1, 2020, each covered executive had either met the requirements, or was deemed to be on track to meet the requirements of the policy.

Impact of Accounting and Tax Matters
As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation considering FASB ASC Topic 718, Compensation – Stock Compensation (ASC Topic 718).
Compensation Committee Report
This report is submitted to Ollie’s stockholders by the Compensation Committee. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and Nasdaq listing standards.
The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.
Submitted by the Compensation Committee,
Robert Fisch
Richard Zannino
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SUMMARY COMPENSATION TABLE
The following table sets forth certain information for fiscal years 2019, 2018 and 2017 concerning the total compensation awarded to, earned by or paid to our NEOs.
Name and principal position	Year	Salary	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(2)	All other compensation(3)	Total
John Swygert President and CEO	2019	$546,154	$1,624,994	$1,624,997	$158,401	$14,462	$3,969,008
	2018	$500,000	$500,002	$499,992	$550,000	$14,044	$2,064,038
	2017	$426,923	$428,759	$428,743	$487,865	$14,044	$1,786,334

Jay Stasz Senior Vice President, Chief Financial Officer	2019	$316,154	$239,990	$240,001	$58,139	$15,078	$869,362
	2018	$300,000	$187,479	$187,506	$220,000	$15,040	$910,025
	2017	$259,615	$154,976	$155,003	$170,331	$15,040	$754,965

Omar Segura Senior Vice President of Store Operations	2019	$316,058	$238,152	$238,156	$58,275	$8,754	$859,395
	2018	$308,077	$193,722	$193,753	$197,169	$8,112	$900,833
	2017	$298,077	$149,988	$150,005	$196,731	$8,112	$802,913

Kevin McLain Senior Vice President of Merchandising	2019	$257,596	$195,011	$195,002	$47,415	$14,056	$709,080
	2018	$246,058	$154,671	$154,695	$157,477	$13,240	$726,140
	2017	$238,942	$120,009	$120,004	$157,702	$13,240	$649,897

Rob Bertram Vice President, General Counsel	2019	$209,038	$131,256	$131,259	$30,801	$3,056	$505,410

Mark Butler President and Chief Executive Officer until December 1, 2019	2019	$732,212	$1,295,017	$1,294,989	$—	$15,302	$3,337,520
	2018	$795,385	$1,045,239	$1,045,251	$1,166,564	$19,728	$4,072,167
	2017	$645,231	$1,032,493	$1,032,504	$989,354	$79,520	$3,779,102
(1)
Represents the aggregate grant date fair value of the RSUs and option awards, computed in accordance with ASC Topic 718 excluding the effect of estimated forfeitures. These values have been determined based on the assumptions set forth in Note 9 to our audited consolidated financial statements for the year ended February 1, 2020 included in our Annual Report on Form 10-K for the year ended February 1, 2020. The actual value, if any, which may be realized will depend on the excess of the stock price over the exercise price on the date any such options are exercised.

(2)	Represents amounts paid pursuant to the achievement of Adjusted EBITDA at 90% of the fiscal year 2019 Target Adjusted EBITDA. See “Annual Incentive Compensation,” above.
(3)	All other compensation consists of automobile allowances, 401(k) matching and contributions, and medical, vision and dental insurance as set forth in the table below:
	Year	Automobile allowance	Group term life insurance	401(k) matching and contributions	Total
John Swygert	2019	$12,000	$966	$1,496	$14,462
Jay Stasz	2019	$12,000	$966	$2,112	$15,078
Omar Segura	2019	$3,743	$1,806	$3,205	$8,754
Kevin McLain	2019	$10,000	$1,030	$3,026	$14,056
Rob Bertram	2019	$—	$966	$2,090	$3,056
Mark Butler	2019	$11,763	$2,452	$1,087	$15,302

Fiscal Year 2019 Grants of Plan Based Awards
During fiscal 2019 our NEOs were awarded the following under the 2015 Plan:
		Estimated possible payouts under non-equity incentive plans(1)			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of securities underlying options(3)	Exercise or base price of option awards	Grant date fair value of stock and option awards(4)
Name	Grant date	Threshold	Target	Maximum
John Swygert	3/20/2019	$0	$546,154	$1,092,308	7,823	25,070	$79.89	$1,249,975
	12/10/2019				16,584	54,915	$60.30	$2,000,017
Jay Stasz	3/20/2019	$0	$158,077	$316,154	3,004	9,627	$79.89	$479,991
Omar Segura	3/20/2019	$0	$158,029	$252,846	2,981	9,553	$79.89	$476,308
Kevin McLain	3/20/2019	$0	$128,798	$206,077	2,441	7,822	$79.89	$390,014
Rob Bertram	3/20/2019	$0	$83,615	$125,423	1,643	5,265	$79.89	$262,516
Mark Butler	3/20/2019	$0	$732,212	$1,464,424	16,210	51,945	$79.89	$2,590,006
(1)
The amounts reflect the threshold, target and maximum amounts payable under the 2019 Incentive Bonus Plan. See “Annual Incentive Compensation” above. The actual amount paid under the 2019 Incentive Bonus Plan is reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	Represents RSUs granted to our NEOs in 2019. Messrs. Butler and Swygert qualify for Tenured Employee RSU Vesting. Messrs. McLain, Segura and Stasz qualify for Non-Tenured Employee RSU Vesting.
(3)
Represents stock options granted to our NEOs in 2019. These options will vest ratably at a rate of twenty-five percent (25%) per year on each annual anniversary date of the grant until fully vested. Any unvested options are forfeited upon any termination of employment or death.

(4)	Amounts represent the fair value of the awards calculated on the grant date in accordance with ASC Topic 718 excluding the effect of estimated forfeitures.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information about outstanding equity awards held by our NEOs as of February 1, 2020.
	Option Awards					Stock Awards
Name	Option grant date	Number of Securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options (Unexercisable)	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market value of shares or units of stock that have not vested
John Swygert	3/10/2015(1)	—	46,000	$11.54(4)	3/10/2025	—	$—
	7/15/2015(2)	52,750	—	$16.00	7/15/2025	—	$—
	3/7/2016(2)	41,052	13,684	$20.26	3/7/2026	4,350(5)	$230,724(7)
	3/22/2017(2)	17,933	17,933	$32.20	3/22/2027	5,881(5)	$311,928(7)
	1/5/2018(2)	1,516	1,516	$53.50	1/5/2028	468(5)	$24,823(7)
	3/28/2018(2)	6,663	19,989	$58.90	3/28/2028	6,367(5)	$337,706(7)
	3/20/2019(2)	—	25,070	$79.89	3/20/2029	7,823(5)	$414,932(7)
	12/10/2019(2)	—	54,915	$60.30	12/10/2029	16,584(5)	$879,615(7)

Jay Stasz	11/18/2015(2)	12,500	—	$17.26	11/18/2025	—	$—
	3/7/2016(2)	5,338	5,338	$20.26	3/7/2026	6,787(6)	$359,982(7)
	3/22/2017(2)	6,155	6,156	$32.20	3/22/2027	4,037(6)	$214,122(7)
	1/5/2018(2)	758	758	$53.50	1/5/2028	467(6)	$24,770(7)
	3/28/2018(2)	2,498	7,497	$58.90	3/28/2028	3,183(6)	$168,826(7)
	3/20/2019(2)	—	9,627	$79.89	3/20/2029	3,004(6)	$159,332(7)

	Option Awards					Stock Awards
Name	Option grant date	Number of Securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options (Unexercisable)	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market value of shares or units of stock that have not vested
Omar Segura	3/10/2015(1)	—	11,500	$11.54(4)	3/10/2025	—	$—
	7/15/2015(2)	6,250	—	$16.00	7/15/2025	—	$—
	3/7/2016(2)	—	5,823	$20.26	3/7/2026	7,404(6)	$392,708(7)
	3/22/2017(2)	1,000	7,103	$32.20	3/22/2027	4,658(6)	$247,060(7)
	3/28/2018(2)	2,582	7,746	$58.90	3/28/2028	3,289(6)	$174,449(7)
	3/20/2019(2)	—	9,553	$79.89	3/20/2029	2,981(6)	$158,112(7)

Kevin McLain	6/10/2014(1)	46,000	—	$8.03(8)	6/10/2024	—	$—
	3/10/2015(1)	—	5,750	$11.54(4)	3/10/2025	—	$—
	3/7/2016(2)	—	4,076	$20.26	3/7/2026	5,183(6)	$274,906(7)
	3/22/2017(2)	—	5,682	$32.20	3/22/2027	3,727(6)	$197,680(7)
	3/28/2018(2)	2,061	6,185	$58.90	3/28/2028	2,626(6)	$139,283(7)
	3/20/2019(2)	—	7,822	$79.89	3/20/2029	2,441(6)	$129,471(7)

Rob Bertram	3/10/2015(1)	—	5,750	$11.54(4)	3/10/2025	—	$—
	3/7/2016(2)	78	4,076	$20.26	3/7/2026	5,183(6)	$274,906(7)
	3/22/2017(2)	78	3,578	$32.20	3/22/2027	2,347(6)	$124,485(7)
	3/28/2018(2)	1,366	4,098	$58.90	3/28/2028	1,740(6)	$92,290(7)
	3/20/2019(2)	—	5,265	$79.89	3/20/2029	1,643(6)	$87,145(7)

Mark Butler(9)	9/28/2012(1)	1,533,450	—	$6.48(3)	12/2/2020	—	$—
	7/15/2015(2)	158,750	—	$16.00	12/2/2020	—	$—
	3/7/2016(2)	110,928	—	$20.26	12/2/2020	—	$—
	3/22/2017(2)	48,887	—	$32.20	12/2/2020	—	$—
	3/28/2018(2)	13,929	—	$58.90	12/2/2020	—	$—
(1)	Options awarded under the 2012 Plan which vest ratably over five years from the grant date and which immediately vest in full upon the occurrence of a change of control.
(2)
Options awarded under the 2015 Plan which vest ratably over four years from the grant date. Unvested options will fully vest and become exercisable upon a termination of employment without cause or a resignation for good reason upon or within twelve months following the occurrence of a change of control.

(3)
Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $8.70 per share in connection with our payment of a cash dividend to our shareholders in April 2014 and in May 2015.

(4)
Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $12.56 per share in connection with our payment of a cash dividend to our shareholders in May 2015.

(5)	RSUs awarded under the 2015 Plan vest and become exercisable in 25% installments on each anniversary date of the grant and subject to continued service through each applicable vesting date.
(6)	RSUs awarded under the 2015 Plan vest in their entirety four years from the date of grant and subject to continued service through the vesting date.
(7)	Calculated based on $53.04, the closing price of the Company’s common stock on January 31, 2020, the last trading day of our 2019 fiscal year.
(8)
Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $9.04 per share in connection with our payment of a cash dividend to our shareholders in May 2015.

(9)	Upon Mr. Bulter’s passing his vested options transferred to his estate.

Options Exercised and Stock Vested
The following table sets forth all option exercises and restricted stock units vested for each of our NEOs during fiscal year 2019.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized upon exercise	Number of shares acquired on vesting	Value realized on vesting
John Swygert	75,000	$4,935,620	9,647	$783,080
Jay Stasz	12,500	$971,750	—	$—
Omar Segura	79,425	$5,616,861	—	$—
Kevin McLain	75,417	$5,194,772	—	$—
Rob Bertram	58,650	$3,579,808	—	$—
Mark Butler	—	$—	24,205	$1,721,280
Employment Agreements
We have entered into employment agreements with all of our NEOs.
The Compensation Committee believes that severance and change in control arrangements, when properly tailored, are appropriate and necessary to retain the NEOs and to recruit other potential executive candidates. Further, in the case of any potential change in control, the Compensation Committee has concluded that such commitments are necessary to enable our NEOs to evaluate objectively the benefits to shareholders of the proposed transaction, notwithstanding any potential effects on their own job security.
The Compensation Committee also believes that reasonable severance and change in control benefits should be:
•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;
•	conditioned upon execution of a release of claims against the Company and its affiliates; and
•	conditioned on the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.
No NEO of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.
The material provisions of each such agreement are described below. For the purposes of the employment agreements, “Company EBITDA” refers to Adjusted EBITDA without any adjustments for pre-opening expenses.
John Swygert
In September 2012, we entered into an employment agreement with Mr. Swygert, who served as our Chief Financial Officer at the time, which we amended in July 2015 and further amended in January 2018 in connection with his promotion to Chief Operating Officer. In December 2019, in connection with his promotion to President and Chief Executive Officer, we further amended Mr. Swygert’s employment agreement (such amended agreement, the “Swygert Agreement”).
Under the Swygert Agreement, Mr. Swygert’s base salary will be at a rate of $750,000 per annum, which was pro-rated for 2019. Mr. Swygert’s base salary for 2019 for service as Chief Operating Officer was $525,000. Mr. Swygert is eligible to receive an annual cash performance bonus based on the Company’s ability to achieve certain Company EBITDA targets. If the Company EBITDA is equal to or greater than the maximum for any given year, the bonus shall be 200% of his base salary; if the Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 100% of his base salary; if the Company EBITDA is equal to or less than the minimum threshold for any given year, Mr. Swygert is not entitled to a bonus for that year. For his prior role as Chief Operating Officer, such bonus percentages were 150% at maximum and 75% at target. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Swygert’s consent pursuant to the Swygert Agreement. Mr. Swygert is also eligible for six weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Swygert is entitled to an annual $12,000 automobile allowance.

In connection with the Swygert Agreement, Mr. Swygert was granted a long-term incentive equity award valued at $2,000,000 consisting of both stock options and RSUs (collectively, the “Grant”), pursuant to and subject to the terms and conditions of the 2015 Plan.
If we terminate Mr. Swygert’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. Swygert’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, and (iii) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Swygert commences new employment; conditioned upon his signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Swygert’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Swygert’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his then-current term of employment. “Good reason” and “cause” are defined as set forth under Mr. Swygert’ employment agreement, as may be amended from time to time.
Mr. Swygert’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Swygert’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Swygert is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Jay Stasz
In November 2015, we entered into an employment agreement with Jay Stasz, to serve as our Senior Vice President of Finance and Chief Accounting Officer, which was amended in January 2018 (together the “Stasz Agreement”) in connection with Mr. Stasz’s promotion to Chief Financial Officer. The Stasz Agreement remains in effect unless terminated by us or Mr. Stasz as further described below. Mr. Stasz was granted 50,000 options to purchase shares of company stock under the terms of the 2015 Plan; one-hundred percent (100%) of these options have now vested. Under the terms of the Stasz Agreement, Mr. Stasz is entitled to receive an annual base salary of $300,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $300,000. In fiscal year 2019, Mr. Stasz’s annual base salary was $320,000.
Mr. Stasz is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. Currently, if our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 100% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Stasz will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Stasz’s consent pursuant to the agreement. Mr. Stasz is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Stasz is entitled to an annual $12,000 automobile allowance.
Either we or Mr. Stasz may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Stasz’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Stasz may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in the Stasz Agreement, as may be amended from time to time.
If we terminate Mr. Stasz’s employment for cause or due to his disability or death or if Mr. Stasz resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Stasz’s employment without cause or if Mr. Stasz resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Stasz has commenced new employment; conditioned upon Mr. Stasz’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Stasz’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. Stasz’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Stasz’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Stasz is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Omar Segura
In January 2014, we entered into an employment agreement with Omar Segura, our Senior Vice President of Store Operations. The agreement remains in effect unless terminated by us or Mr. Segura as further described below. Under the terms of the agreement, Mr. Segura is entitled to receive an annual base salary of $275,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $275,000. In fiscal year 2019, Mr. Segura’s annual base salary was $317,500.
Mr. Segura is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Segura will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Segura’s consent pursuant to the agreement. Mr. Segura is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Segura is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.
In addition, pursuant to his employment agreement, Mr. Segura was granted options to purchase 230,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, one-hundred percent (100%) of such options have now vested.
Either we or Mr. Segura may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Segura’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Segura may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. Segura’s employment agreement, as may be amended from time to time.
If we terminate Mr. Segura’s employment for cause or due to his disability or death or if Mr. Segura resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. Segura’s employment without cause or if Mr. Segura resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Segura has commenced new employment; conditioned upon Mr. Segura’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Segura’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. Segura’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Segura’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Segura is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Mr. Segura retired and separated from employment with the Company, effective as of the close of business May 1, 2020.
Kevin McLain
In 2014, we entered into an employment agreement with Kevin McLain, our Senior Vice President – General Merchandise Manager, which was subsequently amended in 2015. The agreement remains in effect unless terminated by us or Mr. McLain as further described below. Under the terms of the agreement, Mr. McLain is entitled to receive an annual base salary of $225,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer but may not be reduced below $225,000. In fiscal year 2019, Mr. McLain’s annual base salary was $260,000.
Mr. McLain is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus is 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. McLain will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. McLain’s consent pursuant to the agreement. Mr. McLain is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. McLain is entitled to an annual $10,000 automobile allowance.
Either we or Mr. McLain may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. McLain’s employment immediately by written notice for “cause,” death or “disability” and with 30 days’ prior written notice without “cause.” Mr. McLain may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. McLain’s employment agreement, as may be amended from time to time.
In addition, pursuant to his employment agreement, Mr. McLain was also granted options to purchase 230,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, one-hundred percent (100%) of such options have now vested.
If we terminate Mr. McLain’s employment for cause or due to his disability or death or if Mr. McLain resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. McLain’s employment without cause or if Mr. McLain resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. McLain has commenced new employment; conditioned upon Mr. McLain’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. McLain’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. McLain’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. McLain’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. McLain is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Rob Bertram
In 2014, we entered into an employment agreement with Robert Bertram, our Vice President – General Counsel, which was subsequently amended in 2015. The agreement remains in effect unless terminated by us or Mr. Bertram as further described below. Under the terms of the agreement, Mr. Bertram is entitled to receive an annual base salary of $185,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer but may not be reduced below $185,000. In fiscal year 2019, Mr. Bertram’s annual base salary was $210,000.
Mr. Bertram is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than the maximum for any given year, the bonus is 60% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus is 40% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Bertram will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Bertram’s consent pursuant to the agreement. Mr. Bertram is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management.
Either we or Mr. Bertram may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Bertram’s employment immediately by written notice for “cause,” death or disability and with 30 days’ prior written notice without “cause.” Mr. Bertram may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Such terms are defined in Mr. Bertram’s employment agreement, as may be amended from time to time.
In addition, pursuant to his employment agreement, Mr. Bertram was also granted options to purchase 180,000 shares of non-voting Class B common stock under the terms of the 2012 Plan and the nonqualified stock option award agreement. Under the terms of the 2012 Plan, one-hundred percent (100%) of such options have now vested.
If we terminate Mr. Bertram’s employment for cause or due to his disability or death or if Mr. Bertram resigns without “good reason”, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.
If we terminate Mr. Bertram’s employment without cause or if Mr. Bertram resigns for “good reason”, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Bertram has commenced new employment; conditioned upon Mr. Bertram’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Bertram’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.
Mr. Bertram’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Bertram’s employment and extend for one year thereafter (six months thereafter with respect to proprietary rights), except if Mr. Bertram is terminated without “cause” (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.
Potential Payments Upon Termination of Employment or Change in Control
The following table summarizes amounts that would be payable to each of our NEOs upon resignation by the NEO with “Good Reason” or by us without “Cause,” or upon a termination following a “Change in Control” on February 1, 2020, the last day of our fiscal year end. We do not have single-trigger payments upon a Change in Control. In the event of a termination by us for “Cause” or by reason of death or disability, or without “Good Reason” no amounts are paid other than base salary earned but not paid through the termination date:
	“Good Reason” or Termination without “Cause”			Termination Following a Change in Control(3)
	Severance Payments(1)	Annual Incentive(2)	Total	Equity Compensation	Total
John Swygert	$1,500,000	$750,000	$2,250,000	$18,059,802	$20,309,802
Jay Stasz	320,000	—	320,000	3,930,423	4,250,423
Omar Segura	317,000	—	317,000	3,706,913	4,023,913
Kevin McLain	260,000	—	260,000	5,086,960	5,346,960
Rob Bertram	210,000	—	210,000	1,867,114	2,077,114
Mark Butler	1,710,000	—	1,710,000	98,969,670	100,679,670
(1)
Each of our NEOs are eligible to receive separation payments in the event they resign from the Company for “Good Reason” and upon termination without “Cause” and agree to certain other criteria. These conditions are more fully described in this Proxy Statement in the Section entitled “Employment Agreements.”

(2)
In the event Mr. Swygert resigns for “Good Reason” or is terminated without “Cause,” then the Company will pay Mr. Swygert a pro-rated portion of the bonus for the fiscal year in which such termination occurred, together with health, life and disability payments during the severance period.

(3)
We do not maintain separate change in control agreements with any NEOs, but our 2015 Plan provides that equity awards granted to our NEOs will be accelerated to the extent that the NEO experiences a termination without Cause or with Good Reason (as defined in their employment agreements, if at all) within 12 months of the change in control. Amounts for all NEOs represents stock options and RSUs outstanding as of February 1, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table includes information as of April 27, 2020, about the beneficial ownership of our common stock by:
•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board, each nominee for election as a director, and each of our named executive officers; and
•	all members of our Board and our executive officers as a group.
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 63,797,524 outstanding shares of common stock as of the record date. In addition, shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2020 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options for the purpose of computing the percentage ownership of such entity or person, but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
Unless otherwise indicated, the address for each holder listed below is c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
Name and Address of Beneficial Owner	Number of shares	Percentage of Class
5% Stockholder Not Listed Below:
Estate of Mark L. Butler	10,362,762(1)	16.24%
Blackrock, Inc.	4,863,475(2)	7.62%
The Vanguard Group	4,911,632(3)	7.70%
T. Rowe Price New Horizons Fund, Inc.	4,548,000(4)	7.13%
Kayne Anderson Rudnick Investment Management LLC	4,156,927(5)	6.52%
GIC Private Limited	3,302,802(6)	5.18%
Named Executive Officers and Directors:
John Swygert	226,657(7)	*
Jay Stasz	55,827(8)	*
Omar Segura	24,783(9)	*
Kevin McLain	45,423(10)	*
Rob Bertram	44,449(11)	*
Thomas Hendrickson	28,288(12)	*
Stanley Fleishman	51,288(13)	*
Stephen White	7,174(14)	*
Richard Zannino	893(15)	*
Robert Fisch	19,788(16)	*
All Board members and executive officers as a group (11 persons)	10,867,325	16.46%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)
In Schedule 13G filed on April 30, 2020, 2,494,122 shares are held directly by with the Estate of Mark L. Butler and 6,002,695 shares held by the Mark L. Butler 2012 DE Dynasty Trust. In addition, the Estate of Mark L. Butler holds 1,865,945 shares underlying vested options.

(2)
In its Schedule 13G/A filed on February 5, 2020, BlackRock Inc., 55 East 52nd Street, New York, NY 10055, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2019, had sole voting power over 4,863,475 of the shares and sole dispositive power over all of the shares, and had no shared voting owner or shared dispositive power over any of the shares.

(3)
In its Schedule 13G/A filed on February 12, 2020, The Vanguard Group., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2019, had sole voting power over 31,255 of the shares, shared voting power over 10,106 shares and sole dispositive power over 4,877,543 of the shares and shared dispositive power over 34,089 shares. This reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. owned 23,983 shares and 17,378 shares, respectively.
(4)
In its Schedule 13G/A filed on February 14, 2020, T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202, stated that it beneficially owned the number of shares reported in the table as of December 31, 2019, had sole voting power over 1,723,482 of the shares and sole dispositive power over 8,443,421 of the shares.

(5)
In its Schedule 13G filed on February 14, 2020, Kayne Anderson Rudnick Investment Management LLC, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067, stated that it beneficially owned the number of shares reported in the table as of December 31, 2019, had sole voting power over 780,460 of the shares, shared voting power over 3,376,467 shares and sole dispositive power over 780,460 of the shares and shared dispositive power over 3,376,467 shares. This reporting person indicated that its wholly-owned subsidiary, Virtus Investment Advisers owned 3,376,467 of the reported shares. This reporting person indicated that its wholly-owned subsidiaries, Virtus Investment Advisers, wholly-owned subsidiary Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund owned 3,270,757 of the reported shares.

(6)
In its Schedule 13G filed on March 6, 2020, GIC Private Limited, 168 Robinson Road, #37-01 Capital Tower, Singapore 068912, stated that it beneficially owned the number of shares reported in the table as of December 31, 2019, had sole voting power over 2,967,202 of the shares, shared voting power over 335,600 shares and sole dispositive power over 2,967,202 of the shares and shared dispositive power over 335,600 shares.

(7)	Includes 25,156 shares held directly by Mr. Swygert and 201,495 shares underlying vested options or options vesting within 60 days.
(8)	Includes 15,255 shares held directly by Mr. Stasz and 40,572 shares underlying vested options or options vesting within 60 days.
(9)	Includes 5,296 shares held directly by Mr. Segura and 19,487 shares underlying vested options or options vesting within 60 days.
(10)	Includes 3,677 shares held directly by Mr. McLain and 41,746 shares underlying vested options or options vesting within 60 days.
(11)	Includes 28,630 shares held directly by Mr. Bertram and 15,819 shares underlying vested options or options vesting within 60 days.
(12)	Includes 2,538 shares held directly by Mr. Hendrickson and 25,750 shares underlying vested options or options vesting within 60.
(13)	Includes 45,038 shares held directly by Mr. Fleishman and 6,250 shares underlying vested options or options vesting within 60 days.
(14)	Represents 7,174 shares held directly by Mr. White.
(15)	Represents 893 shares for RSUs vesting within 60 days.
(16)	Includes 13,538 shares held directly by Mr. Fisch and 6,250 shares underlying vested options or options vesting within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Board has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies related person transactions that exceed $120,000 individually or in the aggregate between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all such related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions.
As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the related person transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a related person transaction under review or is otherwise not disinterested will not be permitted to participate in the discussions or approval or ratification of the related person transaction. Our policy also includes certain exemptions for related person transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain related person transactions.
As of February 1, 2020, we lease four of our stores and our corporate headquarters from entities in which our deceased co-founder, and former Chairman, President and Chief Executive Officer, Mr. Butler, or his family has a direct or indirect material interest. We lease two of our stores from Brooke Investments Co., LLC, a Pennsylvania limited liability company for which Brooke Investments Co., LLC receives aggregate annual lease payments of $409,000. We lease one of our stores from BSA Enterprises, a Pennsylvania partnership, which is majority owned by Brooke Investments Co., LLC and which receives aggregate annual lease payments of approximately $219,000. We lease one of our stores and our corporate headquarters from MBBF L.P., a Pennsylvania limited partnership. MBBF L.P. receives aggregate annual lease payments from us of approximately $1,203,000. Leases for the four stores expire between January 2022 and February 2027. The lease for our corporate headquarters expires in February 2033.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our fiscal year ending January 30, 2021. The Audit Committee approved the selection of KPMG as our independent registered public accounting firm for our fiscal 2019. In doing so, the Audit Committee considers among other things, such factors as:
•	The quality and efficiency of KPMG’s historical and recent performance on the Company’s audit;
•	KPMG’s capability and expertise;
•	The quality and candor of communications and discussions with KPMG;
•	The ability of KPMG to remain independent;
•	The appropriateness of fees charged; and
•	KPMG’s tenure as the Company’s independent registered public accounting firm and their familiarity with our operations businesses, accounting practices, and internal controls over financial reporting.
KPMG is currently our independent registered public accounting firm.
Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.
We have been advised that a representative of KPMG, our independent registered public accounting firm for the year ended February 1, 2020, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.
The selection of KPMG as our independent registered accounting firm will be ratified by the affirmative vote of the holders of a majority of shares of common stock represented at the Annual Meeting and entitled to vote and voting on the proposal.
The Board recommends a vote “FOR” ratification of the selection of KPMG as our independent registered public accounting firm.

Principal Accounting Fees and Services
KPMG serves as our independent registered public accounting firm. The following table presents aggregate fees for professional services rendered by KPMG for the fiscal years ended February 1, 2020 and February 2, 2019.
	For the Fiscal Year Ended February 1, 2020	For the Fiscal Year Ended February 2, 2019
Audit Fees(1)	$1,063,500	$991,000
Audit-Related Fees(2)	—	—
Tax Fees(2)	—	—

All Other Fees(3)	1,780	1,780

(1)
Audit fees for the fiscal year ended February 1, 2020 and February 2, 2019 include fees for professional services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q and the audit of internal control over financial reporting.

(2)	There were no amounts billed for audit-related or tax fees for the fiscal years ended February 1, 2020 or February 2, 2019.
(3)	Other fees for the fiscal years ended February 1, 2020 and February 2, 2019 is for our use of KPMG’s online accounting research software.
The audit and non-audit services provided by KPMG were pre-approved by the Audit Committee. All audit and non-audit services provided to the Company and its subsidiaries by KPMG, the Company’s independent registered public accounting firm, during fiscal 2019, were pre-approved by the Audit Committee. The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of KPMG. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on the same at the following regularly scheduled meeting. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG, that the provision of such services has not adversely affected KPMG’s independence.
According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent registered public accounting firm on behalf of the Company in advance of providing any service. It is not the responsibility of the Audit Committee to prepare the financial statements of the Company, or to plan or execute the audits of these statements, or to determine whether the statements themselves are accurate and set out in accordance with generally accepted accounting principles. Ollie’s management is responsible for the preparation of these statements and establishing and maintaining effective internal controls over financial reporting. The independent registered public accounting firm is responsible for the audit of Ollie’s financial statements and the audit of the effectiveness of Ollie’s internal control over financial reporting.

REPORT OF THE AUDIT COMMITTEE
The duties and responsibilities of the Audit Committee is one of oversight, as set forth in its charter. A current copy of the Audit Committee Charter, can be found on our website, www.ollies.us, under the “Investor Relations/Governance” section.
The Audit Committee has:
•	reviewed and discussed our audited financial statements for the year ended February 1, 2020 with management;
•
discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

•
received from KPMG the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based on these reviews and discussions and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for filing with the SEC.
The Audit Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Audit Committee’s responsibility for the appointment and oversight of the Company’s independent registered public accounting firm and determines whether to re-engage KPMG or consider other audit firms.
Submitted by the Audit Committee:
Thomas Hendrickson, Chair
Stanley Fleishman
Stephen White

STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2021 ANNUAL MEETING
In order to be included in the Company’s proxy materials for presentation at the 2021 annual meeting, a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices at Ollie’s Bargain Outlet Holdings, Inc., Attn: Robert Bertram, Vice President, General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 by no later than the close of business on January 8, 2021, and must comply with the requirements of Rule 14a-8.
The Bylaws contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Accordingly, if a stockholder of the Company intends, at the Company’s 2021 annual meeting of stockholders, to nominate a person for election to the Company’s Board or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 27, 2020 and not earlier than the close of business on February 26, 2020.
Notices should be addressed in writing to the Secretary at Ollie’s Bargain Outlet Holdings, Inc., Attn: Jay Stasz, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.
OTHER BUSINESS
The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.
It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board,

JOHN SWYGERT
President and Chief Executive Officer

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
6295 ALLENTOWN BOULEVARD, SUITE 1
HARRISBURG, PA 17112
ATTN: ROBERT BERTRAM

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/21/2020 for shares held directly and by 11:59 P.M. ET on 06/17/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OLLI2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/21/2020 for shares held directly and by 11:59 P.M. ET on 06/17/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors of the Board to hold office until the 2021 Annual Meeting or until his or her respective successors have been elected and qualified;

Nominees	**For**	**Against**	**Abstain**
1A Alissa Ahlman	☐	☐	☐
1B Robert Fisch	☐	☐	☐
1C John Swygert	☐	☐	☐
1D Richard Zannino	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. To approve a non-binding proposal regarding the compensation of the Company's named executive officers;	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending January 30, 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000468568_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual/10-K Wrap are available at www.proxyvote.com

OLLIE'S BARGAIN OUTLET HOLDINGS, INC.
Annual Meeting of Stockholders
June 22, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Swygert, Jay Stasz and Robert Bertram, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of OLLIE'S BARGAIN OUTLET HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/OLLI2020 at 10:00 AM, EDT on 6/22/2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000468568_2 R1.0.1.18